Exhibit 10.1

Remote Knowledge, Inc.

Summary of Director Compensation

At the present time, all of our outside, non-employee, directors are granted 40,000 options per year for each of the three-year terms for which they are elected. At each annual meeting, the newly elected Class A, B or C directors will receive the new grant upon their election with an exercise price based on the market price for our common shares on the date of the election. The chairman of our audit committee receives an additional 20,000 options per year as additional compensation for the services in that position. All of the options vest at the rate of 10,000 options per quarter served (in arrears). Should a director resign during his term of office, all unvested options expire. The chairman of our audit committee’s additional options also vest at the rate of 5,000 per quarter in arrears, also commencing on the date of his or her election.